Exhibit 99.1

FOR IMMEDIATE RELEASE

NYRT Announces New Office Lease with The Gap, Inc. at 1440 Broadway

New York, New York, June 8, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a publicly traded real estate investment trust (“REIT”), announced today that it has completed a 10-year office lease totaling approximately 34,000 square feet with prominent global retailer The Gap, Inc. at 1440 Broadway. 1440 Broadway is a 25-story building located between 40th and 41st Street in the Times Square market in Midtown Manhattan that totals approximately 749,000 rentable square feet.

“We are very pleased to welcome a new office tenant with strong retail brand recognition like The Gap, Inc. at 1440 Broadway,” said Michael Happel, Chief Executive Officer of NYRT. “This lease will increase occupancy at the building from 92.1% to 96.7% and demonstrates continued strong demand from tenants for space in the Times Square marketplace.”

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust (“REIT”) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO & President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com (917) 475-2135	Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600